UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2013

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54438	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1401 17th Street
Suite 1550
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 990-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Restructuring of Senior Debt

On April 15, 2013, we entered into an Extension Agreement (the “Extension Agreement”) with The Karlsson Group, Inc. (“Karlsson”) which restructured the senior first priority secured promissory note (the “Karlsson Note”) that we issued to Karlsson on August 1, 2012 in connection with our purchase of Karlsson’s 50% interest in our subsidiary American West Potash LLC (the “Initial KG Transaction”). The outstanding principal balance of the Karlsson Note is approximately $115.3 million.  In addition, we are currently liable to Karlsson for accrued and unpaid interest and accrued tax gross-ups totaling approximately $12.7 million which will be due on the maturity date of the Karlsson Note.  In connection with the Extension Agreement, we amended some of the Initial KG Transaction documents, including the Karlsson Note (the “Karlsson Note Amendment”), and restructured the two promissory notes issued to affiliates of  Apollo Global Management, LLC (“Apollo”) on March 7, 2013 in the aggregate principal amount of $6.75 million (the “Apollo Notes”).

The Karlsson Note Amendment requires us to make future tax “gross-up” payments to the Karlsson Group to compensate the Karlsson Group for increases in federal and state income taxes and other tax related matters .We currently estimate the cost of these tax “gross-up” payments to be approximately $14.6 million; however, the tax gross-up payments are subject to change based on future changes in tax rates (including increases in effective income tax rates caused by “minimum tax” provisions such as the “Buffett rule” or “flat tax” proposals) and/or future changes in certain interest rates published by the Internal Revenue Service.

Karlsson Note Amendment

Under the Karlsson Note Amendment, the maturity date was extended to the earlier of (i) 12 months following completion of our Definitive Feasibility Study (the “DFS”) and (ii) July 1, 2015.  An interim principal payment of $30 million is due on the earlier of (i) six months following completion of the DFS and (ii) January 2, 2015 (the “First Payment Date”). Prior to the Karlsson Note Amendment we were required to prepay the Karlsson Note with 40% of the net proceeds of any capital raised, whereas we are now required to prepay the Karlsson Note with 10% of the gross proceeds of any capital raised following the first $10 million of capital raised.  Under the Karlsson Note Amendment, the annual interest rate of 9% changed from simple to compounding and is now payable quarterly in kind by automatically increasing the principal balance of the Karlsson Note.

Under the Karlsson Note Amendment, we are generally restricted from incurring debt other than Approved Subordinated Debt, which is defined as debt that (i) is unsecured, (ii) is subordinate to the Karlsson Note (the approved form of subordination agreement is attached as an exhibit to the Karlsson Note Amendment), and (iii) may be convertible to equity if issued on or prior to September 10, 2013. We are also required to meet the following capital raising milestones: (i) $5 million by May 15, 2013, of which all or any portion may be Approved Subordinated Debt, (ii) an additional $7 million by June 15, 2013, of which all or any portion may be raised as Approved Subordinated Debt, (iii) an additional $18 million by September 10, 2013, of which all or any portion may be raised as Approved Subordinated Debt, and (iv) an additional $25 million no later than August 1, 2014, of which no more than $15 million may be raised as Approved Subordinated Debt. We are required to deposit $9.2 million of the first $30 million of capital we raise into escrow, which funds may be released solely to fund specified development expenses for our potash project in the Holbrook Basin. Additionally, we are allowed to incur up to $10 million in additional Approved Subordinated Debt prior to the First Payment Date, but may incur no more than $1 million of debt after the First Payment Date.

Prior to the Karlsson Note Amendment, we had 15 days to cure a payment default and 30 days to cure any non-payment default after, in each case, receiving notice thereof. Under the Karlsson Note Amendment, there are no notice or cure rights for any payment defaults or any defaults related to the financing milestones or escrow funding described above, or cross-defaults with other agreements. The majority of other non-monetary defaults now have a ten day notice and cure period.

Under the Karlsson Note Amendment, Karlsson may assign the Karlsson Note and any of the other Karlsson related documents following the earlier of (i) September 10, 2013, (ii) an event of default under the Karlsson Note, and (iii) once we have raised at least $30.0 million of capital.

The Extension Agreement contains customary lender releases and indemnification language.

Consideration to Karlsson

In addition to changing the interest rate under the Karlsson Note from simple to compounding and payment of the tax gross-up amounts described above, as consideration to Karlsson for entering into the Extension Agreement and the related documents, we have, among other things, (i) increased Karlsson’s royalty interest from 1% to 2% (Buffalo Management LLC has concurrently decreased its royalty interest from 2% to 1%  as described below) and eliminated the $75 million cap on Karlsson’s previous 1% royalty interest, (ii) decreased the exercise price on Karlsson’s warrants to purchase up to 5,065,834 shares of our common stock from $4.25 to $0.25 and allowed all of Karlsson’s warrants to be exercisable on a cashless basis, (iii) provided Karlsson with an enhanced collateral package, including a parent guaranty from us and a pledge by us of 100% of the shares of our wholly owned subsidiary Prospect Global Resources Inc, a Delaware corporation and the owner of 100% of American West Potash LLC, (iv)

extended the term of Karlsson’s right to receive 15% of the net proceeds from the sale of the Company by one year to August 1, 2017, and (v) agreed to pay Karlsson  $275,000 for its attorneys’ fees and costs associated with consummation of the Extension Agreement and related agreements.

Apollo Note Amendments

Simultaneously with the execution of the Extension Agreement and related documents, we agreed with Apollo to amend the Apollo Notes by extending the maturity dates from September 3, 2013 to the maturity date of the Karlsson Note. The amendments also reduced our prepayment obligations from 33% of the net proceeds of any capital raised to 10% of the gross proceeds of any capital raised following our first $10.0 million of capital raised.

Buffalo Management Royalty Amendment

Simultaneously with the execution of the Extension Agreement and related documents, Buffalo Management LLC voluntarily reduced its royalty in us from 2% to 1% for the benefit of our shareholders.  We have agreed with Buffalo Management to compensate it for the royalty reduction on terms to be agreed in the next 90 days.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2013 we announced that Brian Wallace, our executive vice president and chief operating officer, resigned effective April 2, 2013.  We have recently entered into a Separation and Release Agreement with Mr. Wallace which provides for payment for accrued vacation days and mutual releases. Under the agreement, Mr. Wallace will provide consulting services to us as a Senior Advisor.  The agreement is filed as Exhibit 10.1 hereto.

Item 7.01                                           Regulation FD Disclosure

On April 16, 2013 we announced that we had restructured our senior debt with The Karlsson Group, Inc.  The press release is attached as Exhibit 99.1.

The information in this Current Report on Form 8—K, including Exhibit 99.1, is deemed “furnished” and not filed under Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01                 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1	Separation and Release Agreement with Brian Wallace
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

	By:	/s/ Damon G. Barber
Date: April 16, 2013		President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
Exhibit 10.1	Separation and Release Agreement with Brian Wallace
Exhibit 99.1	Press Release